                                                                    EXHIBIT 99.1

                     MEDIA CONTACT:   TRICIA INGRAHAM
                                      330-796-8517
                                      TRICIA_INGRAHAM@GOODYEAR.COM
                     ANALYST CONTACT: BARB GOULD
                                      330-796-8576
                                      GOODYEAR.INVESTOR.RELATIONS@GOODYEAR.COM

                                      FOR IMMEDIATE RELEASE



               GOODYEAR REPORTS RESULTS FOR 2003'S SECOND QUARTER
               --------------------------------------------------

o        SALES INCREASE 8 PERCENT FROM SECOND QUARTER 2002
         -------------------------------------------------

o        SEGMENT OPERATING INCOME IMPROVES IN SIX BUSINESSES
         ---------------------------------------------------

        AKRON, Ohio, July 30, 2003 - The Goodyear Tire & Rubber Company today reported a net loss of $73.6 million (42 cents per share) for the second quarter of 2003, compared with net income of $28.9 million (18 cents per share) in the second quarter of 2002. All per share amounts are diluted.
        The company reported second quarter sales of $3.8 billion for 2003, up 8 percent from $3.5 billion during the prior-year period. Tire unit volume in the second quarter of 2003 was 52.8 million units, compared to 53.3 million units in the 2002 period.
        "We are disappointed in our financial results for the second quarter, but we are encouraged by the numerous positive trends in our company and we are optimistic about our turnaround," said Robert J. Keegan, Goodyear chairman and chief executive officer.
        "Our international tire businesses, as well as our Engineered Products and Chemicals units, continue to perform well, and five of our businesses have recorded improved year-over-year segment operating income for five consecutive quarters," Keegan said.
        "In North America, our Goodyear brand gained market share in both the consumer and commercial replacement tire markets during the quarter, and we continue to implement our cost-cutting and turnaround strategies," he said. "We have numerous obstacles to overcome, including continued weakness in the U.S. economy, but we remain confident that our strategies are solid."
                                     (more)

        The 2003 second quarter included an after-tax rationalization charge of $13.4 million (8 cents per share) for salaried staff reductions and manufacturing consolidations in North America, Europe, Latin America and Asia, and an after-tax loss of $7 million (4 cents per share) on asset sales.
        The single most important factor in the deterioration of operating performance was an increase in raw material costs of approximately $124 million, offset in part by cost reduction actions, improved price and mix and an estimated currency translation benefit of approximately $9 million.
        Second quarter sales were favorably impacted by the effects of currency translation, estimated at $169 million, and improved brand, customer and product mix.
        Depreciation and amortization expense was $153.8 million in the second quarter of 2003, versus $155.4 million in 2002. Capital expenditures were $87.2 million in the second quarter of 2003 and $97.1 million for the second quarter of 2002.
        Goodyear increased its reserve for general and product liability-discontinued products by $90 million during the second quarter. The company also recorded a receivable of $101.8 million, primarily from its excess liability insurance carriers, related to general and product liability claims. These items resulted in a net gain for the period of $11.8 million, which was recorded in the Consolidated Income Statement in Other (Income) and Expense.
         Goodyear and the United Steelworkers of America have agreed to resume negotiations next week in Cincinnati on a master contract agreement covering approximately 16,000 associates at 14 facilities.

YEAR-TO-DATE RESULTS
--------------------
       The company's net loss for the first six months of 2003 was $236.9 million ($1.35 per share). For the first six months of 2002, the company recorded a net loss of $34.3 million (21 cents per share).
       First half 2003 results include an after-tax rationalization charge of $78.6 million (45 cents per share) as a result of salaried staff reductions and manufacturing consolidations in North America, Europe, Latin America and Asia.
                                     (more)

       First half 2002 results included a segment operating income benefit of approximately $10 million resulting from the company's participation in the Ford Motor Co. tire replacement program. The results also included a charge of $10 million principally related to the return of inventory resulting from the April 2002 closure of Penske Automotive Centers in the United States.
       Sales for the first six months of 2003 were $7.3 billion, an increase of
7.6 percent compared to $6.8 billion in 2002. Tire unit volume was 105.4 million units, compared to 106.3 million units in the 2002 period.
       Tire price improvements had a favorable impact on sales for the first six months.
       The company estimates the effects of currency movements had a positive impact on sales of approximately $308 million during the first half, and a negligible impact on first-half losses.
       Higher raw material costs of approximately $186 million had a significant impact on the operating loss for the first half.
       Global capital expenditures for the six months were $177.3 million, compared to $172.9 million in 2002. Depreciation and amortization expense was $301.7 million in the first half of 2003 and $302.2 million in 2002.

BUSINESS SEGMENTS
-----------------
        Second quarter total operating income from the company's business segments was $160.8 million, compared to $168.5 million in the 2002 period. Total segment operating income for the first half of 2003 was $228.8 million, an increase of 13.6 percent from $201.4 million in the 2002 period. The loss before taxes was $51.7 million in the second quarter, compared to income of $49.2 million in 2002. The loss before taxes was $186.7 million in the first half of 2003, compared to a loss of $36.4 million in the 2002 period. See the note at the end of this release for further explanation and a reconciliation table.

     NORTH AMERICAN TIRE                   SECOND QUARTER                           SIX MONTHS
         (in millions)                2003             2002                   2003              2002
Tire Units                            25.3             26.4                   50.1              52.6
Sales                             $1,692.6         $1,698.4               $3,283.7          $3,350.2
Segment Operating
  Income (Loss)                       (2.0)            39.3                  (63.5)            (12.0)
Segment Operating Margin              (0.1)%            2.3%                  (1.9)%            (0.4)%

                                     (more)

       North American Tire's unit volume decreased 4.1 percent in the second quarter of 2003, and 4.7 percent for the first six months. Replacement volume was down 2.4 percent in the quarter and 4.5 percent for the first six months, while shipments to original equipment customers decreased 7.2 percent in the quarter and 5 percent in the first half compared to the 2002 periods.
       Compared to 2002, sales declined 0.3 percent for the 2003 second quarter and 2 percent for the first six months of the year. The first half of 2003 was negatively affected by lower volume in the replacement market and unfavorable product mix.
       First half 2002 results included approximately 500 thousand tires supplied by Goodyear for the Ford tire replacement program, with a segment operating income benefit of approximately $10 million. Ford ended the program in March 2002. Segment operating income in the first six months of 2002 also reflected a charge of $10 million principally related to the return of inventory resulting from the April 2002 closure of Penske Automotive Centers in the United States.
       During the second quarter and the first half of 2003, cost savings initiatives favorably impacted segment operating results. These savings were not enough to offset the impact of higher raw material and manufacturing costs, higher benefit costs and unfavorable product mix.

   EUROPEAN UNION TIRE                    SECOND QUARTER                            SIX MONTHS
         (in millions)                2003             2002                   2003              2002
Tire Units                            14.9             14.8                   30.7              29.9
Sales                               $965.5           $806.9               $1,896.4          $1,551.8
Segment Operating Income              39.6             34.5                   71.6              51.1
Segment Operating Margin               4.1%             4.3%                   3.8%              3.3%

        European Union Tire's unit volume in the second quarter of 2003 increased 1.1 percent from 2002, and volume increased 3.0 percent for the first half. Replacement volume increased 5.1 percent for the quarter and 8.4 percent for the first six months. Shipments to original equipment customers decreased
6.3 percent for the second quarter and 7 percent for the first half.
        Sales increased in the second quarter and the six months compared to 2002 due primarily to the favorable effect of currency translation, higher volume, improved product mix and price increases.
        The company estimates the effects of currency translation positively impacted sales by approximately $149 million in the second quarter of 2003 and $320 million for the first half.

                                     (more)

        Segment operating income increased during the second quarter and first six months of 2003 due to lower manufacturing costs and the positive effect of currency translations. Product mix also contributed to stronger segment operating income during the quarter. Higher raw material costs negatively affected both periods.
        The company estimates the effects of currency translation positively impacted operating income by approximately $10 million in the second quarter of 2003 and $19 million for the first half.

   EASTERN EUROPE, AFRICA,                SECOND QUARTER                            SIX MONTHS
    MIDDLE EAST TIRE
         (in millions)                2003             2002                   2003              2002
Tire Units                             4.7              3.7                    8.7               7.5
Sales                               $268.6           $193.2                 $496.0            $367.7
Segment Operating Income              34.3             21.5                   55.3              32.3
Segment Operating Margin              12.8%            11.1%                  11.1%              8.8%

        Eastern Europe, Africa and Middle East Tire's unit volume in the second quarter of 2003 increased 25.7 percent from the 2002 period, and 16 percent for the first half. Replacement volume increased 23.6 percent for the quarter, and
17.3 percent for the half. Shipments to original equipment customers increased
34.9 percent compared to the second quarter of 2002, and 10.9 percent for the half.
        Sales increased in the second quarter and the first half of the year due to the positive impact of currency translations, which the company estimates at approximately $36 million for the quarter and $71 million for the half, as well as higher volume and price increases.
         Segment operating income improved 59.5 percent in the quarter and 71.2 percent for the half due to higher volume, improved pricing and lower manufacturing costs.

   LATIN AMERICAN TIRE                 SECOND QUARTER                            SIX MONTHS
       (in millions)               2003             2002                   2003              2002
Tire Units                          4.4              5.2                    9.1              10.1
Sales                            $258.3           $254.0                 $490.0            $499.6
Segment Operating Income           33.7             25.5                   59.7              50.9
Segment Operating Margin           13.0%            10.0%                  12.2%             10.2%

        Latin American Tire's unit volume decreased 14.6 percent from the 2002 second quarter and 10.3 percent for the first half. Replacement volume was down
5.2 percent for the quarter and 3.4 percent for the half. Shipments to original equipment customers were down 34.2 percent for the quarter and 25.9 percent for the first six months.
                                     (more)

        Sales were favorably impacted in both periods by improved prices and product mix, but were negatively affected by currency translations, which the company approximates at $25 million due for the quarter and $94 million for the half. First half results were also affected by lower volume compared to the 2002 period.
        Segment operating income increased in both periods of 2003 due to improved pricing and product mix. Higher raw material and manufacturing costs and the effect of currency translations had a negative effect on operating income.
        The company estimates that the effects of currency translation negatively impacted operating income by approximately $2 million in the second quarter of 2003 and $29 million in the first six months.

   ASIA TIRE                           SECOND QUARTER                              SIX MONTHS
 (in millions)                      2003             2002                   2003              2002
Tire Units                           3.5              3.2                    6.8               6.2
Sales                             $148.9           $134.8                 $289.4            $256.5
Segment Operating Income            12.4             12.1                   25.1              19.7
Segment Operating Margin             8.3%             9.0%                   8.7%              7.7%

        Asia Tire's unit volume was up 7.9 percent from the 2002 second quarter, and increased 8.4 percent for the first half of the year. Replacement volume was flat for the quarter and half. Shipments to original equipment customers increased 25.8 percent for the second quarter, and 30.4 percent for the first six months.
        Sales increased compared to the 2002 periods due to higher original equipment volume, improved selling prices and favorable currency translations.
        The company estimates that the effects of currency positively impacted sales by approximately $3 million in the second quarter of 2003 and $6 million for the first half.
        Segment operating income increased for both the quarter and the half compared to 2002 due to improved pricing and product mix, the favorable impact of currency translation and higher volume. Segment operating income was adversely affected in both 2003 periods by higher raw material costs.


                                     (more)

                                       -7-

   ENGINEERED PRODUCTS                SECOND QUARTER                             SIX MONTHS
      (in millions)                2003             2002                   2003              2002
Sales                            $299.0           $303.9                 $590.9            $587.0
Segment Operating Income           19.1             16.9                   29.9              27.1
Segment Operating Margin            6.4%             5.6%                   5.1%              4.6%

        Engineered Products' sales in the second quarter of 2003 decreased due largely to lower sales of original equipment, replacement and military products, while sales of industrial products increased. Sales increased for the first six months of 2003 primarily as the result of strong sales of replacement and industrial products, which offset lower sales of original equipment products. Currency translation favorably impacted sales in both the quarter and the half.
        Segment operating income increased in both periods due to lower manufacturing costs, the favorable impact of currency translations and lower raw material costs.

   CHEMICAL PRODUCTS                   SECOND QUARTER                             SIX MONTHS
      (in millions)                2003             2002                   2003              2002
Sales                            $304.0           $224.4                 $601.9            $420.7
Segment Operating Income           23.7             18.7                   50.7              32.3
Segment Operating Margin            7.8%             8.3%                   8.4%              7.7%

        Chemical Products' sales increased for the quarter due to higher net selling prices. Segment operating income increased significantly due to improved price and mix.
        Goodyear will hold an investor conference call at 10 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: www.goodyear.com/investor/events.html.
        Participating in the conference call will be Keegan; Robert W. Tieken, executive vice president and chief financial officer; and Stephanie W. Bergeron, senior vice president, corporate financial operations. They will review Goodyear's second quarter results.
        Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. A taped replay of the conference call will be available at 2 p.m. today by calling (706) 645-9291 and entering access code 1440647. The call replay will also remain available on the Web site.
         Goodyear is the world's largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 85 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 92,000 people worldwide.

                                     (more)

        Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various economic, financial and industry factors including without limitation the company's ability to implement its cost-cutting plans and achieve its sales targets. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company's filings with the Securities and Exchange Commission, including the company's Form 10-K for the year ended Dec. 31, 2002. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)       (more)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In millions, except per share)                SECOND QUARTER                           SIX MONTHS
                                                ENDED JUNE 30                          ENDED JUNE 30
                                               2003       2002                        2003        2002
NET SALES                                    $3,758.2   $3,478.8                    $7,303.7   $6,790.0

  Cost of Goods Sold                          3,051.0    2,787.4                     5,975.4    5,548.5
  Selling, Administrative and
    General Expense                             596.5      553.4                     1,170.4    1,078.5
  Rationalizations                               17.6       --                          85.8       --
  Interest Expense                               82.0       59.6                       139.8      120.6
  Other (Income) Expense                         26.6       17.9                        69.5       36.1
  Foreign Currency Exchange                      19.7       (6.1)                       19.1        7.2
  Equity in (Earnings) Loss of Affiliates         4.4        1.4                         6.9        6.0
  Minority Interest in
    Net Income of Subsidiaries                   12.1       16.0                        23.5       29.5
                                             ---------------------                   --------------------
INCOME (LOSS) BEFORE INCOME TAXES               (51.7)      49.2                      (186.7)     (36.4)

  United States and Foreign Taxes
    on Income                                    21.9       20.3                        50.2       (2.1)
                                             ---------------------                   --------------------
NET INCOME (LOSS)                              $(73.6)     $28.9                     $(236.9)    $(34.3)
                                             =====================                   ====================


PER SHARE OF COMMON STOCK - BASIC
NET INCOME (LOSS)                               $(0.42)     $0.18                      $(1.35)    $(0.21)
                                             =====================                   ====================

Average Shares Outstanding                      175.3      163.3                       175.3      163.2

PER SHARE OF COMMON STOCK - DILUTED
NET INCOME (LOSS)                               $(0.42)     $0.18                        $(1.35)  $(0.21)
                                             =====================                   ====================

Average Shares Outstanding                      175.3      164.3                       175.3      163.2

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(In millions)                                                                               JUNE 30      DEC. 31
                                                                                             2003         2002
                                                                                         (unaudited)
ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents                                                              $  1,182.8    $   923.0
  Short Term Securities                                                                        --           24.3
  Accounts and Notes Receivable, less allowance - $109.9 ($99.9 in 2002)                    2,608.0      1,459.7
  Inventories
     Raw Materials                                                                            466.2        451.0
     Work in Process                                                                          110.8        100.0
     Finished Product                                                                       2,065.7      1,820.6
                                                                                         -----------------------
                                                                                            2,642.7      2,371.6
  Prepaid Expenses and Other Current Assets                                                   306.8        448.1
                                                                                         -----------------------
TOTAL CURRENT ASSETS                                                                        6,740.3      5,226.7

Long Term Accounts and Notes Receivable                                                       315.9        236.3
Investments in Affiliates                                                                     146.7        141.7
Other Assets                                                                                   76.6        254.9
Goodwill and Other Intangible Assets                                                          784.4        768.7
Prepaid and Deferred Pension Cost                                                             924.7        913.4
Deferred Charges                                                                              501.1        412.6
Properties and Plants,
  Less Accumulated Depreciation -  $6,956.2 ($6,571.6 in 2002)                              5,251.0      5,192.3
                                                                                          ----------------------
TOTAL ASSETS                                                                             $ 14,740.7    $13,146.6
                                                                                         =======================

LIABILITIES
CURRENT LIABILITIES:
  Accounts Payable - Trade                                                               $  1,525.4    $ 1,502.2
  Compensation and Benefits                                                                   965.9        961.2
  Other Current Liabilities                                                                   427.0        481.6
  United States and Foreign Taxes                                                             466.7        473.2
  Notes Payable                                                                               129.4        283.4
  Long Term Debt due within One Year                                                           42.3        369.8
                                                                                         ------------------------
TOTAL CURRENT LIABILITIES                                                                   3,556.7      4,071.4
Long Term Debt and Capital Leases                                                           4,851.0      2,989.0
Compensation and Benefits                                                                   4,309.4      4,194.2
Other Long Term Liabilities                                                                   624.2        501.2
Minority Equity in Subsidiaries                                                               788.2        740.2
                                                                                        ------------------------
TOTAL LIABILITIES                                                                          14,129.5     12,496.0

Commitments and Contingent Liabilities

SHAREHOLDERS' EQUITY Preferred Stock, no par value:
  Authorized 50 shares, unissued                                                               --           --
Common Stock, no par value:
  Authorized 300 shares
  Outstanding Shares - 175.3 (175.3 in 2002)
    After Deducting 20.4 Treasury Shares (20.4 in 2002)                                       175.3        175.3
Capital Surplus                                                                             1,390.4      1,390.3
Retained Earnings                                                                           1,770.2      2,007.1
Accumulated Other Comprehensive Income                                                     (2,724.7)    (2,922.1)
                                                                                          ------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                    611.2        650.6
                                                                                          ------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               $ 14,740.7    $13,146.6
                                                                                         =======================

TOTAL SEGMENT OPERATING INCOME RECONCILIATION TABLE

(In millions)                                        SECOND QUARTER                   SIX MONTHS
                                                      ENDED JUNE 30                  ENDED JUNE 30
                                                     2003      2002                  2003      2002
                                                       (unaudited)                     (unaudited)

TOTAL SEGMENT OPERATING INCOME                      $160.8    $168.5                $228.8     $201.4
 Rationalizations and asset sales                    (33.1)     --                  (101.3)      --
 Interest Expense                                    (82.0)    (59.6)               (139.8)    (120.6)
 Foreign Currency Exchange                           (19.7)      6.1                 (19.1)      (7.2)
 Minority Interest in Net Income of Subsidiaries     (12.1)    (16.0)                (23.5)     (29.5)
 Inter-SBU income                                    (18.2)    (16.9)                (36.0)     (28.3)
 Financing fees and financial instruments            (25.0)    (12.0)                (53.0)     (23.0)
 Equity in earnings (loss) of affiliates              (5.7)     (1.7)                 (9.0)      (6.6)
 Other                                               (16.7)    (19.2)                (33.8)     (22.6)
                                                    -----------------              -------------------
INCOME (LOSS) BEFORE INCOME TAXES                   $(51.7)    $49.2               $(186.7)    $(36.4)
                                                    ==================             ===================



Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company's strategic business units ("SBUs") and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBU's segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."



                                       -0-